Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-71428) of JLG Industries, Inc. of our report dated June 14, 2004, relating to the financial statements of The Gradall Company Salaried Employees' Savings and Investment Plan, which appears in the Form 11-K for the year ended December 31, 2003.

/s/ Grant Thornton LLP

Baltimore, Maryland
June 14, 2004